Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an Amendment dated December 17, 2008 to that certain Amended and Restated Executive Employment Agreement (the “Employment Agreement”) made and entered into as of the 15th day of March, 2006, by and between PMA Capital Corporation, a Pennsylvania corporation, with its principal place of business at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422-0754 and/or such of its affiliates and/or subsidiaries it designates (the “PMA Capital”), and VINCENT T. DONNELLY, RESIDING AT 174 Meadow View Lane, Lansdale, Pennsylvania 19446 (“Executive”).

W I T N E S S T H:

WHEREAS, the Company wishes to amend certain provisions of the Employment Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and to make certain other changes; and

WHEREAS, Executive is willing to accept the changes desired by the Company.

NOW THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Paragraph 3 of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“3.           Expenses.  PMA Capital will reimburse Executive for such of his out-of-pocket expenses as are reasonably necessary in connection with services rendered by Executive pursuant to this Agreement, as provided in the business expense policies adopted by PMA Capital from time to time.  Notwithstanding the foregoing, the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after Executive requests such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.”

2. Subparagraph 5(f) of the Employment Agreement be and as hereby described herein is amended and restated in its entirety to read as follows:

“(f)           By Executive’s voluntary resignation for Good Reason, which shall mean Executive has given thirty (30) days prior written notice that he intends to resign due to:  (i) a material adverse change in his duties, authority or responsibilities without his agreement; (ii) his being required to relocate his office to executive offices outside of an area within a fifty (50) mile radius of PMA Capital’s existing executive offices in Blue Bell, Pennsylvania; (iii) there being a material reduction in the overall value of the employee benefits being provided to him pursuant to paragraph 2(b) unless the reduction is effective for all senior executive employees; or (iv) a material breach by PMA Capital of any of its obligations to Executive under this Agreement (“Good Reason Events”).  For a voluntary resignation to constitute a voluntary resignation for Good Reason Executive (i) must provide PMA Capital notice within sixty (60) days of the initial existence of one or more of the Good Reason Events (“Good Reason Notice”) and PMA Capital fails to remedy the Good Reason Event(s) within thirty (30) days of receipt of the notice and (ii) must voluntarily incur a “separation from service” from PMA Capital within the meaning of section 409A of the Code” within 120 days of the initial existence of the Good Reason Event described in the Good Reason Notice.”

3. Subparagraph 5(e) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(e)           By Executive’s voluntary resignation (before the end of the term), other than during February 2009, for other than Good Reason upon not less than thirty (30) days prior written notice to PMA Capital; or”

4. Subparagraph 5(g) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(g)           By Executive’s voluntary resignation between twelve and fourteen months following a Section 409A Change in Control of PMA Capital Corporation, upon not less than thirty (30) days prior written notice to PMA Capital, which notice is given not earlier than eleven (11) months and not later than thirteen (13) months following a Section 409A Change in Control.  For purposes of this Agreement, a “Section 409A Change in Control” is a “Change in Control” as set forth in paragraph 9(b) of the PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan that is also a change in the ownership or effective control of PMA Capital Corporation, or in the ownership of a substantial portion of the assets of PMA Capital Corporation, as described in Section 409A(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder; or”

5. A new subparagraph 5(h) is hereby added to the Employment Agreement to read in its entirety as follows:

“(h)           By Executive’s voluntary resignation for other than Good Reason during the month of February 2009, upon not less than thirty (30) days prior written notice to PMA Capital.”

6. Paragraph 5 of the Employment Agreement be and hereby is amended by adding new subparagraph 5(i) to read as follows:

“(i)
By Executive’s voluntary resignation for other than Good Reason after being employed for at least 80% of the term of the Agreement (“Service Period”), upon not less than thirty (30) days prior written notice to PMA Capital, provided Executive incurs a “separation from service” from PMA Capital, within the meaning of Section 409A of the Code, on or prior to the expiration of this Agreement.”

7. Subparagraph 6(a) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(a)           If Executive’s employment is terminated under subparagraph 5(a), (b), (c) or (e) above, PMA Capital shall have no further obligation under this Agreement, except as provided under paragraph 16 and except the obligation to:  (i) pay Executive an amount equal to the portion of his compensation and out-of-pocket business expenses, as defined in paragraph 3, as may be accrued and unpaid on the date of termination; (ii) pay Executive such portion of Executive’s annual incentive compensation for the year in which termination occurs as the Compensation Committee of the Board of Directors of PMA Capital shall determine was earned by Executive; and (iii) provide all benefits set forth pursuant to the benefit, medical, pension or other plans and programs provided by PMA Capital for which Executive qualifies (collectively “Benefits”) as are due under the terns of the Benefits plans and programs, recognizing that Executive’s employment has terminated.  In the event of Executive’s death, any sums and benefits due to Executive under any provision of this Agreement shall be paid to his estate or heirs, as applicable.  Any accrued compensation and annual incentive compensation payable pursuant to this subparagraph 6(a)(1) shall be paid no later than March 15 of the year following the year in which the Executive’s employment terminates.”

8. Subparagraph 6(b) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(b)(1)                      Except as stated in subparagraph 6(d) below, if Executive’s employment is terminated under subparagraph 5(d), 5(f), 5(h) or 5(i) above (and such termination constitutes a “separation from service” within the meaning of section 409A of the Code), then PMA Capital shall pay Executive as described in paragraph 6(a) above and as described in Exhibit B, plus it will pay any cash portion of the annual incentive compensation for the year in which termination occurs that is earned because Executive accomplished certain identifiable tasks as of the date of termination.  With regard only to payment of the cash portion of the annual incentive compensation for the year in which termination occurs, it is specifically understood that objectives related to profitability, revenue growth, stock price and similar performance measures are not intended to be measured other than at year end and accordingly will not qualify as identifiable tasks on an interim basis and these are not eligible for payment of incentive compensation unless deemed appropriate by the Compensation Committee of the Board of Directors of PMA Capital in connection with their consideration of payments as discussed above. Any cash portion of the annual incentive compensation payable pursuant to this subparagraph 6(b)(1) shall be paid no later than March 15 of the year following the year in which the Executive's employment terminates. In addition, PMA Capital shall pay Executive twenty-four (24) months of severance pay with each monthly payment being equal to the sum of Executive's then current monthly base salary plus 1/12th of Executive's minimum targeted annual incentive compensation for the year in which employment terminates, minus any appropriate withholdings and deductions, without regard to whether Executive obtains another position with a new employer. (For example, if Executive's annual base salary at the time of his termination is $600,000 and his minimum targeted annual incentive compensation at the time of his termination is $240,000, Executive's monthly severance payment for each month of the severance period will equal 1/12th of $600,000 plus 1/12th of $240,000, or $70,000, minus any appropriate withholdings or deductions.) These severance payments will be made on or about the regular pay dates recognized by PMA Capital, beginning on the next regular pay date following Executive's last regular pay date on which he is paid his base salary, provided that any severance triggered by a termination of Executive's employment that occurs within the fourteen (14) month period following a Section 409A Change in Control shall be paid in a lump sum on the first business day following the six (6) month anniversary of Executive's termination date.

(2)
Notwithstanding the foregoing, the severance payments described in subparagraph 6(b)(1) which otherwise would be paid during the six (6) month period beginning on the day following Executive’s separation from service described in subparagraph 5(d), 5(f), 5(h) or 5(i) shall instead be paid to Executive in a single lump sum payment on the first business day following the end of such six (6) month period.  The lump sum payment shall be adjusted for simple interest that accrues during the initial six (6) month period following Executive's termination of employment at the interest rate used to determine lump sum payments under the PMA Capital Corporation Pension Plan.

(3)
Further, if Executive elects to continue his health insurance benefits under COBRA, PMA Capital will continue to pay the same monthly subsidy of the premiums for such insurance continuation as was being paid by PMA Capital before Executive’s employment terminated, with the remainder of the premium being deducted from Executive’s severance payments to the extent severance is paid in installments pursuant to subparagraph 6(b)(1), through the earlier of the end of two (2) years from the termination date or the date Executive becomes eligible to receive and/or obtain alternative health insurance coverage through new employment.  During the six (6) month period in which Executive’s severance benefits are delayed (as described in subparagraph 6(b)(2)), PMA Capital shall pay the full premium for Executive’s continued health insurance benefits, and shall be reimbursed for the Executive’s portion of such premiums out of the lump sum severance payment to be made to Executive on the first business day following the six (6) month period.  It is intended that this provision of continuation health coverage shall run concurrently with any period of continuation coverage required under COBRA.  For the period of health insurance continuation coverage after the expiration of the COBRA coverage period provided for and used by Executive pursuant to this provision, Executive shall pay the entire amount of the applicable insurance premium which shall be withheld from Executive's severance pay installments.  PMA Capital shall pay Executive a bonus equal to the amount of each premium paid by Executive after the expiration of the COBRA coverage period, grossed up for taxes (computed consistent with the method for computing a Gross Up under Section 7) in the same month in which the premium is paid.

(4)
PMA Capital’s obligation to provide the severance pay and benefits provided in this paragraph is conditioned upon Executive signing and not revoking a valid general release agreement in the form attached hereto as Exhibit C.  The severance payments and benefits provided for in this

Agreement shall be in lieu of and not in addition to any severance pay or benefits that are payable to Executive upon termination of employment under the PMA Capital Corporation and PMA Capital Insurance Company Severance Pay Plan or any other applicable severance plan or severance policy of PMA Capital.”

9. Subparagraph 6(c) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(c)
If Executive’s employment is terminated under subparagraphs 5(b), (c), (d), (f), (g), (h) or (i) above (and such termination constitutes a “separation from service” within the meaning of section 409A of the Code):”

(1)
Executive shall have a fully (100%) vested and nonforfeitable interest in his “Retirement Benefit” under the EMPP or any successor or replacement plan, except to the extent his Retirement Benefit is reduced pursuant to the terms of the EMPP to take into account the twenty-five (25) year service limit; and

(2)
Executive’s benefit under the PMA Capital Corporation Retirement Savings Excess Plan shall be increased to the extent necessary so that his aggregate benefit payable under the EMPP, and PMA Capital Corporation Retirement Savings Excess Plan (amounts attributable to Retirement Credits only) (collectively, the Ongoing Pension Arrangements) is not less than the aggregate benefit that would have been payable under such Ongoing Pension Arrangements if Executive’s employment had continued through the end of the calendar quarter that contains the 24-month anniversary following Executive’s termination date (or, in the case of a termination under subparagraph 5(g), above, through the end of the calendar quarter containing the 36-month anniversary following such termination date), assuming the executive is paid at the same salary rate during such period as in effect as of his termination of employment.  Notwithstanding the foregoing, subparagraph 6(c)(2) shall apply only to the extent that it has the effect of increasing the present value of the aggregate benefit payable under the Ongoing Pension Arrangements.  Executive shall be entitled to receive the increased benefit described in subparagraph 6(c)(2) during the calendar quarter containing the 24-month anniversary following Executive’s termination date (or, in the case of a termination under subparagraph 5(c), (d), (f), (g), (h) or (i), above, that occurs within fourteen (14) months following a Section 409A Change in Control, the first business day following the 6-month anniversary of Executive’s termination date).”

10. Subparagraph 6(d)(1) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(d)(1)
If Executive’s employment is terminated under subparagraph 5(g) or if it is terminated under subparagraph 5(d) within twelve (12) months following a Section 409A Change in Control (and such termination constitutes a “separation from service” within the meaning of section 409A of the Code), then PMA Capital shall pay Executive as described in paragraph 6(a) above and as described in Exhibit B, plus it will pay any cash portion of the annual incentive compensation for the year in which termination occurs if it is earned because Executive accomplished certain identifiable tasks as of the date of termination. With regard only to payment of the cash portion of the annual incentive compensation for the year in which termination occurs, it is specifically understood that objectives related to profitability, revenue growth, stock price and similar performance measures are not intended to be measured other than at year end and accordingly will not qualify as identifiable tasks on an interim basis and these are not eligible for payment of incentive compensation unless deemed appropriate by the Compensation Committee of the Board of Directors of PMA Capital in connection with their consideration of payments as discussed above. Any cash portion of the annual incentive compensation payable pursuant to this subparagraph 6(d)(1) shall be paid no later than March 15 of the year following the year in which the Executive’s employment terminates.”

11. Subparagraph 6(d)(3) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(3)           Further, if Executive elects to continue health insurance benefits under COBRA, PMA Capital will continue to pay the same monthly subsidy of the premiums for such insurance continuation as was being paid by PMA Capital before Executive’s employment terminated, with the remainder of the premium payable by Executive, through the earlier of the end of three (3) years from the termination date or the date Executive becomes eligible to receive and/or obtain alternative health insurance coverage through new employment.  Notwithstanding the foregoing (i) the Executive will pay the entire premium cost for the health insurance benefit for the six months of coverage which following the Executive’s termination date and (ii) on the first business day following the six month anniversary of the Executive’s termination date PMA Capital will pay Executive in a single lump sum the portion of the premiums that would otherwise have been paid by PMA Capital during such six month period, but for the provisions of clause (i) in this paragraph.”  For the period of health insurance continuation coverage after the expiration of the COBRA coverage period provided for and used by Executive pursuant to this provision, Executive shall pay the entire amount of the applicable insurance premium.  PMA Capital shall pay Executive a bonus equal to the amount of each premium paid by Executive after the expiration of the COBRA coverage period, grossed up for taxes (computed consistent with the method for computing a Gross Up under Section 7) in the same month in which the premium is paid.

12. Subparagraph 6(d)(4) of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“(4)
PMA Capital’s obligation to provide the severance pay and benefits provided in this paragraph is conditioned upon Executive signing and not revoking a valid general release agreement in the form attached hereto as Exhibit C.  The severance payments and benefits provided for in this Agreement shall be in lieu of and not in addition to any severance pay or benefits that are payable to Executive upon termination of employment under the PMA Capital Corporation and PMA Capital Insurance Company Severance Pay Plan or any other applicable severance plan or severance policy of PMA Capital.”

13. Paragraph 7 of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“7.
Excise Taxes. If the value of any compensation (in whatever form) provided pursuant to this Agreement (a) is counted as a “parachute payment” within the meaning of section 28OG of the Code, and the value of all such parachute payments would be subject to the excise tax imposed by section 4999 of the Code (the “4999 Excise Tax”), or (b) is treated as “deferred compensation” within the meaning of section 409A of the Code and is subject to interest and additional tax under section 409A(a)(1)(B) (the “409A Penalties,” and together with the 4999 Excise Tax, the “Penalties”), then Executive shall be entitled to receive from PMA Capital an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (but not including any interest or penalties imposed with respect to such taxes), including any Penalty imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Penalties imposed upon such payments.  The Gross-Up Payment shall be paid to the Executive no later than the end of the calendar year following the calendar year in which Executive remits the taxes to which such Gross-Up Payment relates.”

14. Paragraph 12 of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“12.
Remedies.  Executive agrees that if he should breach any of the covenants contained in paragraphs 8, 9 or 10, irreparable damage would result to PMA Capital and that damages arising out of such breach may be difficult to determine.  Executive therefore further agrees that, in addition to all other remedies provided at law or at equity (including without limitation damages and an equitable accounting of all earnings, profits and other benefits arising from any such breach), PMA Capital shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief from any court of competent jurisdiction to prevent any further breach of any such covenant by Executive, without the necessity of proving actual damage to PMA Capital by reason of any such breach, and Executive acknowledges that his employers, employees, partners, agents or other associates, or any of them, may similarly be enjoined.  If either party prevails in any lawsuit claiming breach of paragraphs 8, 9 or 10 of this Agreement, the other party shall reimburse the prevailing party for its or his expenses incurred in connection with such a lawsuit, including without limitation attorney’s fees and costs.  (For purposes of this paragraph, PMA Capital will be considered to have prevailed in a lawsuit if it is established by written adjudication that Executive has breached in any material respect any provision of paragraphs 8, 9 or 10 as written or as modified under paragraph 11.  Executive will be considered to have prevailed in a lawsuit if it is established by written adjudication that he did not breach in any material respect any provision of paragraphs 8, 9 or 10 as written or as modified under paragraph 11). Any reimbursement made by PMA Capital pursuant to this paragraph 12 shall be payable as follows: (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year and (ii) all such reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

15. Paragraph 21 of the Employment Agreement be and hereby is amended and restated in its entirety to read as follows:

“21.
Arbitration.  In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, all disputes between Executive and PMA Capital (except those relating to unemployment compensation and workers’ compensation and except as provided in paragraph 12 of this Agreement) arising out of Executive’s employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any) shall be resolved exclusively by binding arbitration in Philadelphia, Pennsylvania pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, with PMA Capital bearing its own attorney’s fees and costs and Executive being awarded his reasonable attorney’s fees and costs so long as the Arbitrator determines that Executive’s claim(s) or defense(s) (whichever is applicable) is not frivolous. Any award of attorney’s fees and costs to Executive shall not affect the award of any attorney’s fees and costs eligible for reimbursement in any other calendar year and all such reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  The parties expressly waive their rights to have any such claims resolved by jury trial.  The arbitration opinion and award shall be final, binding and enforceable by any court under the Federal Arbitration Act.”

IN WITNESS WHEREOF, this Amendment has been duly executed by and on behalf of the parties hereto as of the day and year first above written.

PMA CAPITAL CORPORATION

By:  /s/ Neal C. Schneider________
Name: Neal C. Schneider
Title:   Chairman
Date:  12/17, 2008

PMA CAPITAL INSURANCE COMPANY;
PENNSYLVANIA MANUFACTURERS
ASSOCIATION INSURANCE COMPANY;
MANUFACTURERS ALLIANCE INSURANCE
COMPANY; PENNSYLVANIA
MANUFACTURERS INDEMNITY COMPANY;
AND PMA MANAGEMENT CORP.

By:/s/ Stephen L. Kibblehouse________
Name: Stephen L. Kibblehouse
Title: Executive Vice President and General Counsel
Date:  12/17, 2008

/s/ Vincent T. Donnelly______________
Name: VINCENT T. DONNELLY

Date:  12/17, 2008